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				  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*


                        UNITED STATES BRENT OIL FUND, LP
             ------------------------------------------------------
                                (NAME OF ISSUER)


                           Limited Partnership Units
             ------------------------------------------------------
                          (TITLE OF CLASS OF SECURITIES)


                                   91167Q100
             ------------------------------------------------------
                                 (CUSIP NUMBER)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]  Rule 13d-1(b)

In reliance on the SEC no-action letter dated December 14, 1998, to PDR Services Corporation, no additional filings or amendments will be filed.


[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blackthorn Investment Group, LLC
      (EIN 43-1831835)

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      A Kansas Limited Liability Company

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                              85,000
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                  85,000
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                              0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           85,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           15.5%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           Investment Advisor
- ------------------------------------------------------------------------------


ITEM 1.

     (A) NAME OF ISSUER:

         UNITED STATES OIL FUND, LP (the "Issuer").

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR,IF NONE, RESIDENCE:

         1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.


ITEM 2.

In reliance on the SEC no-action letter dated December 14, 1998, to PDR Services Corporation, no additional filings or amendments will be filed.


     (A) NAME OF PERSON FILING:

     Blackthorn Investment Group, LLC

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     10975 Grandview Drive, Suite 150, Overland Park, KS  66210

     (C) CITIZENSHIP:

     Kansas Limited Liability Company


     (D) TITLE OF CLASS OF SECURITIES:

         Limited Partnership Units

     (E) CUSIP NUMBER:

          91167Q100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(B), OR
240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
          (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);
          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
          (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.[]


ITEM 4.  OWNERSHIP.


     (a) Amount beneficially owned: 85,000
     (b) Percent of Class: 15.5%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 85,000
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 85,000
	(iv) Shared power to dispose of to direct the disposition of: 0



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.



ITEM 10. CERTIFICATION.

In reliance on the SEC no-action letter dated December 14, 1998, to PDR Services Corporation, no additional filings or amendments will be filed.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              September 10, 2013
                         ---------------------------
                                    (Date)




                         Levin Capital Strategies, L.P.

                         BY:/s/ Cynthia L Burnett
                            ------------------------
                                Cynthia L Burnett
                                Chief Fianancial Officer